                                                                   Exhibit 10.18


                              [VERSANT LETTERHEAD]




November 26, 1997

Mr. Nicholas Ordon
346 Johnson Avenue
Los Gatos, California  95030

Dear Nick:

We are pleased to offer you the position of President, Chief Executive Officer and a member of the Board of Directors of Versant Object Technology Corporation. Your annual base salary will be $200,000, which will be paid $8,333.33 semi-monthly. You will also be eligible for an additional $125,000 at the end of your first year of employment with Versant based upon the achievement of certain goals and objectives to be defined and agreed upon within 60 days of the start of your employment with the Company. In addition, should you exceed these agreed upon goals and objectives, the Board, at its sole discretion, will also pay you up to an additional $25,000.

You will be granted an option to purchase 200,000 shares of Versant Object Technology Corporation common stock under the current stock option program subject to Board of Director's approval. Such option will vest pursuant to Versant's standard four-year vesting schedule, and have an exercise price equal to the closing price of Versant's Common Stock on your first day of employment with Versant. You will also receive an additional option for 25,000 shares. Vesting on this option will commence as to 12,500 of the shares at the end of your first year of employment, if certain goals and objectives are met, and commence as to the remaining 12,500 shares at the end of your second year of employment, if certain additional goals and objectives are met. This option will be void as to either or both of the 12,500 share traunches if the applicable goals and objectives are not met. The additional 25,000-share option will have the same exercise price as the 200,000-share option.

In the event that Versant is acquired during the term of your employment with the Company, a portion of any unvested options held by you at the time of the acquisition shall automatically accelerate and become vested. A separate agreement will be prepared setting forth the terms and conditions of such acceleration and will provide for accelerated vesting of 50% of the unvested options outstanding at the date of acquisition.

As to any of the options that are awarded based upon assignment of goals and objectives, 50% of the unvested options outstanding at the time of the acquisition shall become vested upon consummation at the acquisition.

The Company offers medical, dental, long term disability, life, flex, vision, ESPP and 401(k) benefits. If you have any questions about those benefits, please contact our Director of Human Resources, Karin Churchill.

You will also be expected to comply with Versant's policies and procedures for employees. Please contact Gary Rhea immediately if you require a copy prior to your acceptance of this offer.

On your first day of employment, please be prepared to show proof of eligibility to work in the United States. Acceptable documentation includes: valid US passport, valid certificate of citizenship, valid certificate of naturalization, un-expired INS work permit, un-expired foreign passport bearing an appropriate, un-expired endorsement of the US Attorney General authorizing an individual's employment in the United States, Resident Alien card, Form I-94, or social security card and valid driver's license.

By accepting this offer you agree that your employment is "at will" and that you may be terminated by the sole discretion of the Board of Directors of Versant Object Technology. You may also resign at any time for any reason whatsoever.

This letter sets forth the entire understanding between you and Versant Object Technology and the terms of this offer are contingent upon our receiving satisfactory reference reports. The terms of this offer letter are confidential and Versant reserves the right to cancel this offer without notice if these terms become public knowledge.

I hope that you will be able to make a commitment to accept our offer by December 3, 1997 and begin your employment with Versant by January 5, 1998. To confirm your acceptance of this offer, please sign and return a copy of this letter to Gary Rhea. If you have any questions, please do not hesitate to call me. We are all looking forward to having you on the Versant Object Technology team and believe that you will find working at Versant Object Technology a rewarding experience.

Sincerely,                         Accepted by:

/s/ Mark Leslie                    /s/ Nicholas Ordon             12/3/97
-----------------------------      ------------------------       ------------
Mark Leslie                        Nicholas Ordon                 Date
Chairman
Versant Object Technology



                                       2